Exhibit 10.5

SECOND AMENDMENT TO GUARANTEE FEE, REIMBURSEMENT

AND INDEMNIFICATION AGREEMENT

This SECOND AMENDMENT dated as of May 18, 2007 (this “Second Amendment”) to the Guarantee Fee, Reimbursement Agreement and Indemnification Agreement dated as of March 16, 2007, as amended on April 17, 2007 (as amended, the “Guarantee Fee Agreement”), by and between MEDICAL SOLUTIONS MANAGEMENT INC., a corporation organized and existing under the laws of the State of Nevada (the “MSMI”), ORTHOSUPPLY MANAGEMENT, INC., a Delaware corporation (the “Guarantor”) and VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands (the “Fund”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Guarantee Fee Agreement.

WITNESSETH:

WHEREAS, MSMI proposes to (i) enter into the amendment, in the form of Exhibit A attached hereto, to the Revolving Line of Credit Agreement dated as of March 16, 2007 by and between MSMI and Sovereign Bank (“Sovereign”) (as amended and in effect from time to time, including pursuant to the Revolving Line of Credit Amendment (as hereinafter defined) the “Revolving Credit Agreement”) with Sovereign (the “Revolving Line of Credit Amendment”) pursuant to and in connection with which it shall, among other things, (A) have the ability to borrow up to an additional principal amount of $1,500,000, for an original principal total of $3,000,000, from Sovereign, (B) issue to Sovereign an amended and restated promissory note in the original principal amount of $3,000,000, and (ii) enter into an amendment, in the form of Exhibit B attached hereto, to the Irrevocable Standby Letter of Credit No. 00034 in favor of the Bank (as amended and in effect from time to time, the “Letter of Credit”) to increase the maximum drawing amount from $1,530,000 to $3,060,000 (the “Letter of Credit Amendment”).

WHEREAS, pursuant to the terms of the Guarantee Fee Agreement, MSMI may not amend the Revolving Credit Agreement and the Letter of Credit without the prior written consent of the Fund; and

WHEREAS, as consideration for the Fund’s consent to the Revolving Line of Credit Amendment and Letter of Credit Amendment, MSMI has agreed to issue to the Fund warrants, in the form attached hereto as Exhibit B (the “May 2007 Warrants”) to purchase an aggregate of 3,060,000 shares of Common Stock (the “May 2007 Warrant Shares”).

Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as set forth below.

OPERATIVE PROVISIONS

1. Issuance of Warrants. Immediately upon execution of this Second Amendment, MSMI shall issue the May 2007 Warrants to the Fund.

2. Representations and Warranties. MSMI and Guarantor hereby, jointly and severally, represent and warrant to the Fund as of the date of this Second Amendment as follows:

(a) Issuance of Securities. MSMI has authorized the issuance of the May 2007 Warrants, and the May 2007 Warrants have been validly issued, fully paid and nonassessable and are free from all taxes, Liens and charges with respect to the issue thereof. MSMI has authorized and reserved 3,060,000 shares of Common Stock for the issuance upon exercise of the May 2007 Warrants. The May 2007 Warrant Shares, when issued and paid for upon exercise of the May 2007 Warrants, will be validly issued, fully paid and nonassessable and free from all taxes, Liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of the Common Stock. All actions by the board of directors of MSMI, MSMI, and its stockholders necessary for the valid issuance of the May 2007 Warrants and the May 2007 Warrant Shares have been taken.

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Second Amendment, the May 2007 Warrants, and each of the other agreements or instruments entered into by the parties hereto in connection with the transactions contemplated by this Second Amendment (collectively, the “Transaction Documents”). The Transaction Documents have been duly executed and delivered by MSMI, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except (i) as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy consideration.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance of the May 2007 Warrant Shares) will not (i) result in a violation of any articles or certificate of incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock or bylaws of the Company or Guarantor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or Guarantor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or Guarantor or by which any property or asset of MSMI or Guarantor is bound or affected, except in the case of clauses (ii) and (iii), for such breaches or defaults as would not be reasonably expected to have a Material Adverse Effect.

(d) Placement Agent’s Fees. Except for payments to Midtown Partners & Co., LLC, no brokerage or finder’s fee or commission are or will be payable to any Person with respect to the transactions contemplated by this Second Amendment based upon arrangements made by the Company or any of its affiliates. MSMI agrees that it shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by Fund) relating to or arising out of the transactions contemplated hereby. MSMI shall pay, and hold the Fund harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any claim for any such fees or commissions.

(e) Confirmation of Representation, Warranties, Covenants. Except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company since March 16, 2007 with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “SEC Documents”), (i) each representation and warranty made by MSMI or Guarantor in the Guaranty Fee Agreement is true and correct as if made as of the date hereof, and (ii) MSMI and the Guarantor have fully complied with each covenant in the Guaranty Fee Agreement.

3. MSMI and Guarantor hereby agree that the increased drawing amount of the Letter of Credit is subject to MSMI’s Reimbursement Obligations (as defined in Section 2.1(a) of the Guaranty Fee Agreement), the Guarantor’s guaranty referenced in Section 2.4 of the Guaranty Fee Agreement, and each of the other provisions set forth in the Guaranty Fee Agreement, including, but not limited to, Section 2.1(c), related to the issuance of Additional Warrants and Additional Warrant Shares, Section 2.3 and Section 2.4, subjecting the increased drawing amounts to the security interest granted by MSMI and the Guarantor.

4. Section 2.5(a); No Modification; Notice to Fund. Section 2.5(a) of the Guarantee Fee Agreement is hereby deleted in its entirety and replaced with the following:

(a) Without prior written consent executed by the Fund, MSMI agrees not to: (i) renew, extend, accelerate, or change the time for payment of, or otherwise amend, modify or change the terms of, the Loan or the Credit Agreement, (ii) renew, compromise, extend, accelerate, change the time for payment of, or otherwise amend, modify or change the terms of, the L/C or L/C Agreement, (iii) use the Loan for any purpose other than for working capital, (iv) use the L/C for any purpose other than to support repayment of the Loan, and (v) permit the principal amount owed to the Bank under the Credit Agreement and the Loan to exceed $3,000,000.

5. Section 8.5(d); Indebtedness. Section 8.5(d) of the Guarantee Fee Agreement is hereby deleted in its entirety and replaced with the following:

(d) indebtedness (i) to the Bank under the Credit Agreement and the other documents executed in connection therewith up to an aggregate maximum principal amount of $3,000,000; (ii) to CTC under the L/C Agreement up to a maximum drawing amount of $3,060,000; (iii) owed to the Fund; (iv) under this Agreement; and (v) arising under those certain 6% Convertible Senior Subordinated Secured Debentures Due April 17, 2009 issued to the Fund and Apogee in the original aggregate principal amount of $1,266,000, without duplication of the indebtedness owed to the Fund under clause (iii) above.

6. Section 9.2(a); Remedies. Section 9.2(a) of the Guarantee Fee Agreement is hereby deleted in its entirety and replaced with the following:

(a) Upon the occurrence and continuance of an Event of Default, the Fund may at any time (unless all defaults shall theretofore have been remedied) at its option, by written notice or notices to MSMI (i) declare the Reimbursement Obligations to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived; and (ii) declare any other amounts payable to the Fund under this Agreement or as contemplated hereby to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived, (iii) declare any other amounts payable to the Fund under any other agreement between the Fund and MSMI, or between the Fund and the Guarantor, to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived.

7. Ratification of Agreement. The terms and conditions of the Guarantee Fee Agreement that have not been modified by this First Amendment shall remain in full force and effect against MSMI, Guarantor, and the Fund.

8. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this Second Amendment has been executed by the parties hereto the day and year first above written.

MSMI: MEDICAL SOLUTIONS MANAGEMENT INC., a Nevada Corporation

By:	/s/ Brian Lesperance
Brian Lesperance, Chief Executive Officer

GUARANTOR ORTHOSUPPLY MANAGEMENT, INC., a Delaware corporation

By:	/s/ Brian Lesperance
Brian Lesperance, Chief Executive Officer

FUND: VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust

By:	Caledonian Bank and Trust Limited, Trustee of Vicis Capital Series Master Trust

By:	/s/ Keith W. Hughes
Name:	Keith W. Hughes
Title:	Chief Financial Officer, Vicis Capital, LLC